                                                                    EXHIBIT 20.2

FOR IMMEDIATE RELEASE



                Loudeye Completes Acquisition of DiscoverMusic

 Acquisition Establishes Loudeye As Foremost Provider of Digital Music Samples


Seattle, WA - March 2, 2001 - Loudeye Technologies, Inc. (NASDAQ: LOUD), a leading provider of digital media solutions, today announced the completion of its acquisition of privately-held DiscoverMusic, the leading provider of song samples on the Internet, and a leading provider of music metadata and album cover art to online music retailers.

The acquisition, when combined with the company's subscription platform, firmly establishes Loudeye as a leader in digital music subscription services.
Loudeye now supports over 80 online music customers including Amazon.com, BMG Direct, barnesandnoble.com, CDnow and Tower Records, most of which operate under long-term, exclusive contracts. In addition, Loudeye now hosts one of the world's largest databases of song samples of more than 2.5 million samples from approximately 190,000 CDs, and a video sampling service for movie trailers in both Windows Media and RealAudio(TM) formats. This service is built upon a robust infrastructure platform that served over 500 million song samples in the past year.

"The completion of the DiscoverMusic acquisition is an important milestone and will accelerate our music subscription strategy," said David Bullis, president and CEO, Loudeye Technologies, Inc. "We expect the integration of our businesses to be seamless for our customers while maintaining high levels of service. We will also seek to offer additional digital music and subscription services to these customers in the future, as part of a robust suite of services we are developing on top of our platform."

About Loudeye Technologies, Inc.

Loudeye is a leading provider of digital media solutions that empower today's top media, entertainment and Fortune 1000 companies to transform traditional media assets into dynamic digital content. Through its Digital Media Centers in Seattle (headquarters), New York and London, Loudeye is building the infrastructure to support the next generation of digital media businesses. To learn more, visit http://www.loudeye.com.
                  ----------------------

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, as amended, such as statements about the benefits of the acquisition of DiscoverMusic with respect to Loudeye's leadership position, timing and development of future product and service offerings and integration of the businesses including maintaining levels of customer service. These statements are based on current expectations and prospects and there is no guarantee that these results will actually occur or will occur in the manner currently anticipated. Actual events, results or developments may differ materially from those expressed or implied in forward-looking statements due to a number of risks and uncertainties. Such factors include: the possibility of adverse changes in the markets the companies serve, uncertainty involving copyrights in digital music creation and distribution, unexpected costs in connection with the combination, including diversion of management time, risks relating to integrating DiscoverMusic and Loudeye, risks involved in retaining and motivating key personnel; difficulties in obtaining any of the expected benefits of the combination and other risks and uncertainties set forth in Loudeye's Annual Report on Form 10-K for the year ended December 31, 2000 and other documents filed by Loudeye from time to time with the Securities and Exchange Commission. Copies of which are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements included in this document.
                                      ###

Contacts:

Loudeye Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206-264-8220, andrew@barokas.com

Investor Relations: Michael Dougherty, Loudeye, 206-832-4127, ir@loudeye.com
                                                              --------------